Exhibit 99.10

FW NETHERLANDS C.V. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
For the three years ended December 31, 2002, 2001 and 2000

Report of Independent Auditors

To the Board of Directors and Shareholders of Foster Wheeler Ltd.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings and comprehensive income, of cash flows and of changes in partners’ capital present fairly, in all material respects, the financial position of FW Netherlands C.V. and subsidiaries (the “Partnership”), an indirect, wholly-owned subsidiary of Foster Wheeler Ltd. (the “Parent”) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4 to the consolidated financial statements, effective December 29, 2001, the Partnership adopted Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.”

The accompanying financial statements have been prepared assuming the Parent will continue as a going concern. As discussed in Note 2 to the financial statements, the Parent has incurred significant losses in each of the years in the two-year period ended December 27, 2002 and has a shareholder deficit of $780,939,000 at December 27, 2002. The Parent has substantial debt obligations and during 2002 it was unable to comply with certain debt covenants under the previous revolving credit agreement. Accordingly, the Parent received waivers for covenant violations and ultimately negotiated new credit facilities, in August 2002. The Parent was unable to comply with certain debt covenants under the new credit facility agreement and therefore obtained an amendment of such agreement. Realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Parent’s ability to return to profitability, to generate cash flows from operations, assets sales and collections of receivables to fund its operations, including obligations resulting from asbestos claims, as well as the Parent maintaining credit facilities and bonding capacity adequate to conduct its business. The debt of the Partnership has been pledged as collateral to the holders of the $200,000,000 Senior Notes issued by the Parent. These matters raise substantial doubt about the Partnership’s and the Parent’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 25, 2003, except for Note 3
as to which the date is December 16, 2003.

FW NETHERLANDS C.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF EARNINGS AND COMPREHENSIVE INCOME
(in thousands of dollars)

	For the Years Ended December 31,

	2002	2001	2000

Revenues:
Operating revenues (including $68,027 in 2002, $58,447 in 2001
and $40,065 in 2000 with affiliates)	$434,740	$272,989	$226,314
Other income (including interest income of $3,737 in 2002, $1,602
in 2001 and $1,726 in 2000)	5,132	4,363	6,740

Total Revenues and Other Income	439,872	277,352	233,054

Costs and Expenses:
Cost of operating revenues	379,703	246,426	204,530
Selling, general and administrative expenses (including royalty and management fees of $8,245 in 2002, $4,649 in 2001 and
$2,334 in 2000)	28,023	21,719	20,708
Other deductions	4,145	4,598	4,449
Minority interest	—	889	31
Interest expense (including $3,500 in each of the years 2002,
2001 and 2000 with affiliates)	3,606	3,631	4,104

Total Costs and Expenses	415,477	277,263	233,822

Earnings/(loss) before income taxes	24,395	89	(768)
Provision for income taxes	7,978	1,397	1,326

Net earnings/(loss) to be allocated to partners	16,417	(1,308)	(2,094)

Other comprehensive income/(loss):
Cumulative effect on prior years (to December 31, 2000) of
a change in accounting principle for derivative instruments
designated as cash flow hedges (net of tax of
$1,811 in 2001)	—	3,363	—
Change in net loss on derivative instruments designated as
cash flow hedges (net of tax of $140 in 2002, and
($1,960) in 2001)	276	(3,639)	—
Change in accumulated translation adjustment during the year	6,718	(3,336)	(4,503)

Comprehensive income/(loss)	$23,411	$(4,920)	$(6,597)

See notes to consolidated financial statements.

FW NETHERLANDS C.V. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

	December 31,

	2002	2001

ASSETS
Current Assets:
Cash and cash equivalents	$81,436	$24,984
Short-term investments	—	—
Accounts and notes receivable:
Trade	66,354	35,526
Other (including $7,476 in 2002 and $9,136 in 2001 from affiliates)	12,220	9,150
Contracts in process	35,334	64,890
Inventories	3,982	3,059
Prepaid and refundable income taxes	506	2,412
Prepaid expenses	6,578	8,777

Total current assets	206,410	148,798

Land, buildings and equipment	51,997	32,940
Less accumulated depreciation	15,424	12,608

Net book value	36,573	20,332

Restricted cash	22,081	—
Notes and accounts receivable — long-term	267	180
Intercompany notes receivable — long-term	1,165	934
Investment and advances	5,877	615
Goodwill, net	47,786	47,182
Other intangible assets, net	13,635	12,672
Other assets	17	17
Deferred income taxes	662	1,227

TOTAL ASSETS	$334,473	$231,957

LIABILITIES AND PARTNERS’ CAPITAL
Current Liabilities:
Current installments on long-term debt and capital lease obligation	$307	$68
Accounts payable (including $7,431 in 2002 and
$10,866 in 2001 with affiliates)	62,162	38,790
Accrued expenses	17,004	30,908
Intercompany notes payable	1,020	1,381
Estimated costs to complete long-term contracts	132,103	58,439
Advance payments by customers	478	11,592
Income taxes	1,257	920

Total current liabilities	214,331	142,098

Long-term debt, less current installments	175	229
Capital lease obligation	14,559	—
Intercompany notes payable – long-term	40,000	40,000
Deferred income taxes	3,295	3,044
Other long-term liabilities and minority interest	4,128	4,812

TOTAL LIABILITIES	276,488	190,183

Partners’ Capital:
TOTAL PARTNERS’ CAPITAL	57,985	41,774

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$334,473	$231,957

See notes to consolidated financial statements.

FW NETHERLANDS C.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ CAPITAL
(in thousands of dollars)

	Accumulated Earnings/ (Loss)	Contributed Capital	Accumulated Translation Adjustment	Capitalization ofIntercompany Notes Receivable	Other	Total

Balance at December 31, 1999	$14,659	$75,312	$(22,255)	$(10,032)	$—	$57,684
Allocation of net loss to Partners	(2,094)					(2,094)
Reduction in capitalized intercompany notes receivable				2,881		2,881
Change in translation adjustment			(4,503)			(4,503)

Balance at December 31, 2000	12,565	75,312	(26,758)	(7,151)	—	53,968

Allocation of net loss to Partners	(1,308)					(1,308)
Capitalization of intercompany notes receivable				(7,274)		(7,274)
Cumulative effect on prior years of change in accounting principle for derivative instruments designated as cash flow hedges					3,363	3,363
Change in net loss on derivative instruments designated as cash flow hedges					(3,639)	(3,639)
Change in translation adjustment			(3,336)			(3,336)

Balance at December 31, 2001	11,257	75,312	(30,094)	(14,425)	(276)	41,774

Allocation of net earnings to Partners	16,417					16,417
Capitalization of intercompany notes receivable				(7,200)		(7,200)
Derivative instruments					276	276
Change in translation adjustment			6,718			6,718

Balance at December 31, 2002	$27,674	$75,312	$(23,376)	$(21,625)	$—	$57,985

See notes to consolidated financial statements.

  FW NETHERLANDS C.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands of dollars)

	For the Years Ended December 31,

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings/(loss)	$16,417	$(1,308)	$(2,094)
Adjustments to reconcile net earnings/(loss) to cash
flows from operating activities:
Depreciation and amortization	4,210	4,457	4,735
Deferred tax	430	(1,324)	1,110
Loss(gain) on asset sale	513	(2)	(2,826)
Other noncash items	(2,773)	1,686	1,827
Changes in assets and liabilities:
Receivables	(24,181)	(19,813)	4,282
Contracts in process and inventories	36,662	(8,270)	(23,626)
Accounts payable and accrued expenses	2,015	22,256	4,060
Estimated costs to complete long-term contracts	56,223	23,740	(1,867)
Advance payments by customers	(14,843)	(9,674)	17,896
Income taxes	2,429	(767)	(1,007)
Other assets and liabilities	1,642	3,259	(4,632)

Net cash provided (used) by operating activities	78,744	14,240	(2,142)

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	(22,081)	—	—
Capital expenditures	(3,670)	(2,059)	(2,129)
Proceeds from sale of assets	1,102	388	4,571
Increase in investments and advances	(6,022)	(993)	(640)
Decrease/(increase) in short-term investments	72

Net cash (used)/provided by investing activities	(30,599)	(2,664)	1,802

CASH FLOWS FROM FINANCING ACTIVITIES
(Return of equity to) infusion from Parent	(7,200)	(7,274)	2,881
(Increase)/decrease in loan to affiliates	2,245	(565)	(1,158)
Proceeds from long-term debt	139	129	(563)

Net cash (used)/provided by financing activities	(4,816)	(7,710)	1,160

Effect of exchange rate changes on cash and cash equivalents	13,123	(1,169)	(857)

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	56,452	2,697	(37)
Cash and cash equivalents at beginning of year	24,984	22,287	22,324

CASH AND CASH EQUIVALENTS AT END OF YEAR	$81,436	$24,984	$22,287

Cash paid during the year for:
Interest	$49	$1,189	$746
Income taxes	$5,000	$1,668	$601

NON-CASH INVESTING AND FINANCING ACTIVITIES
In December, 2002 the Company entered into a lease transaction for an office building in Finland. The transaction qualified as a capitalized lease (Note 14).

See notes to consolidated financial statements.

FW NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of dollars)

1.	Description of Business

FW Netherlands C.V., a limited liability partnership registered in the Netherlands, and Subsidiaries, collectively referred to herein as the “Partnership,”, is owned by Foster Wheeler Power Group, Inc. (90%) and Foster Wheeler Energy Corporation (10%), which are indirectly wholly-owned by Foster Wheeler Ltd. The principal operations of the Partnership are to design, manufacture and erect steam generating and auxiliary equipment for power stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized-bed and conventional boilers firing coal, oil, gas, biomass and other municipal solid waste, waste wood and low-BTU gases. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment and low-NOX burners. Site services related to these products encompass plant erection, maintenance engineering, plant upgrading and life extension, and plant repowering. The Partnership also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering, and solids mechanics. The Partnership principally operates under one segment, primarily in Finland and Poland.

The Partnership has transactions and relationships with Foster Wheeler and its affiliates. The financial position, results of operations, and cash flows of the Partnership have been impacted by these transactions and relationships as discussed in Notes 2, 9 and 18.

2.	Liquidity and Going Concern

The accompanying financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, Foster Wheeler Ltd.’s ability to return to profitability, to continue to generate cash flows from operations, asset sales and collections of receivables to fund its obligations including those resulting from asbestos related liabilities, as well as Foster Wheeler Ltd. maintaining credit facilities and bonding capacity adequate to conduct its business. Foster Wheeler Ltd. has incurred significant losses in each of the years in the two-year period ended December 27, 2002 and has a shareholder deficit of $780,939 at December 27, 2002. Foster Wheeler Ltd. has substantial debt obligations, and during 2002, it was unable to comply with certain debt covenants under the previous revolving credit agreement. Accordingly, Foster Wheeler Ltd. received waivers of covenant violations and ultimately negotiated new credit facilities in August 2002. While management believes its operating plans, if met, are sufficient to assure compliance with the terms of its new debt agreements, as amended, there is no assurance that Foster Wheeler Ltd. will do so during 2003. These matters raise substantial doubt about Foster Wheeler Ltd.’s ability to continue as a going concern. Foster Wheeler Ltd.’s plans in regard to these matters are described below.

In August 2002, Foster Wheeler Ltd. finalized a Senior Credit Facility with its lender group. This facility, including a $71,000 term loan, a $69,000 revolving credit facility, and a $149,000 letter of credit facility, expires on April 30, 2005. This facility is secured by the assets of the domestic subsidiaries, the stock of the domestic subsidiaries, and 66% of the stock of the first-tier foreign subsidiaries. The facility has no scheduled repayments prior to maturity on April 30, 2005. The facility requires prepayments from proceeds of assets sales, the issuance of debt or equity, and from excess cash flow. Foster Wheeler Ltd. retains the first $77,000 of such amounts and also retains a 50% share of the balance. The financial covenants in the facility commence at the end of the first quarter 2003 and include a senior leverage ratio and a minimum earnings before interest, taxes, depreciation and amortization (“EBITDA”) level as described in the agreement, as amended. With the sale of Foster Wheeler Environmental Corporation on March 7, 2003, cumulative sales proceeds received, as defined in the agreement, approximate $75,000.

Amendment No. 1 to the Credit Agreement, obtained on November 8, 2002, provides covenant relief of up to $180,000 of gross pre-tax charges recorded by Foster Wheeler Ltd. in the third quarter of 2002. The amendment further provides that up to an additional $63,000 in pretax charges related to specific contingencies may be excluded from the covenant calculation through December 31, 2003, if incurred. In the 4th quarter 2002, $11,000 of the contingency risks were favorably resolved, and additional project reserves were established for $19,000 leaving a contingency balance of $33,000.

Amendment No. 2 to the Credit Agreement, entered into on March 24, 2003, modifies (i) certain definitions of financial measures utilized in the calculation of the financial covenants and (ii) the Minimum EBITDA, and Senior Debt Ratio, as specified in section 6.01 of the Credit Agreement. In connection with this amendment of the Credit Agreement, Foster Wheeler Ltd. made a prepayment of principal in the aggregate amount of $10,000.

Due to Foster Wheeler Ltd.’s significant leverage, management is reviewing various options to restructure its balance sheet. Although no definitive plans have been finalized at this point, such options may include, among other things, debt for equity exchanges, debt for debt exchanges, equity for equity exchanges, and additional asset sales. There can be no assurances, however, that Foster Wheeler Ltd. can successfully effect any of the foregoing.

During the third quarter of 2002, Foster Wheeler Ltd. also completed a receivables financing arrangement of up to $40,000. The funding available to Foster Wheeler Ltd. is dependent on the amount and characteristics of the domestic receivables. The amount available to Foster Wheeler Ltd. fluctuates daily, but Foster Wheeler Ltd. estimates that approximately $15,000 to $20,000 will be available during 2003. This financing arrangement expires in August 2005 and is subject to covenant compliance. The financial covenants commence at the end of the first quarter of 2003 and include a senior leverage ratio and a minimum EBITDA level. Noncompliance with the financial covenants allows the lender to terminate the arrangement and accelerate any amounts then outstanding. As of December 27, 2002, Foster Wheeler Ltd. had $0 borrowings outstanding under this facility.

Foster Wheeler Ltd. initiated a comprehensive plan to enhance cash generation and to improve profitability during 2002. Management’s comprehensive plan to address Foster Wheeler Ltd.’s domestic liquidity issues included generating approximately $150,000 from asset sales, collection of receivables and resolving disputed claims through the end of the first quarter 2003, and an additional $40,000 over the following six months. As of December 27, 2002, Foster Wheeler Ltd. generated approximately $60,000 through these efforts, and with the sale of the operating business of Foster Wheeler Environmental Corporation on March 7, 2003, an additional $80,000 has been generated. An additional $10,000 has also been received through more efficient working capital management. The $40,000 is still expected to be received from asset sales and claims recoveries over the course of the year 2003. Management forecasts that the cash on hand, together with cash from operations, asset sales, collection of receivables and claims recoveries will be sufficient to fund Foster Wheeler Ltd.’s working capital needs through the first quarter of 2004. Failure by Foster Wheeler Ltd. to achieve its forecast could have a material adverse effect on Foster Wheeler Ltd.’s and the Partnership’s financial condition.

3.	Sale of Investment in Foster Wheeler KK

On September 3, 2003, the Partnership sold its investment in Foster Wheeler KK, its wholly owned subsidiary, to Foster Wheeler Power Group Inc., a wholly owned subsidiary of Foster Wheeler Ltd. The investment was sold at the Partnership’s negative basis of approximately $1,000 for an intercompany note payable, and no gain or loss was recorded. The Partnership has reflected this transaction as a reorganization of companies under common control. Accordingly, the accompanying financial statements have been revised to eliminate the activity of Foster Wheeler KK in the statements of financial position, results of operations, and clash flows.

The following summarizes the financial position of Foster Wheeler KK.

	For the Years Ended December 31,

	2002	2001	2000

Assets	$3,640	$10,882	—
Liabilities	10,133	12,990	—
Revenues	1,496	10,341	12,762
Net (loss)	$(4,121)	$(2,068)	$(211)

4.	Summary of Significant Accounting Policies

Principles of Consolidation— The consolidated financial statements have been prepared based on accounting principles generally accepted in the United States of America and include the accounts of all significant domestic and foreign subsidiary companies. All significant intercompany transactions and balances have been eliminated.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used when accounting for long-term contracts including customer and vendor claims, depreciation, employee benefit plans, taxes, and contingencies, among others.

Revenue Recognition on Long-term Contracts — Revenues and profits on long-term fixed-price contracts are recorded under the percentage-of-completion method. Progress towards completion is measured using the cost-to-cost method, the efforts-expended method or variations thereof. These methods are applied consistently to all contracts having similar characteristics in similar circumstances. Under the cost-to-cost method, revenues and profits are recognized based on the ratio that costs incurred bear to total estimated costs. Under the efforts-expended method, revenue and profits are recognized based on the ratio that incurred labor hours bear to total estimated labor hours. Variations of these two methods are used on multiyear contracts that require significant engineering effort and multiple delivery of units. These methods are subject to physical verification of actual progress towards completion.

Revenues and profits on cost-reimbursable contracts are recorded as the costs are incurred. The Partnership includes flow-through costs consisting of materials, equipment and subcontractor costs as revenue on cost-reimbursable contracts when the Partnership is responsible for the engineering specifications and procurement for such costs.

Contracts in progress are stated at cost, increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. Negative balances are presented as “estimated costs to complete long term contracts.”

The Partnership has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. However, current estimates may be revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to four years.

Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that a contractor seeks to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. The Partnership records claims in accordance with paragraph 65 of the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” This statement of position states that recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor’s performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded only to the extent that contract costs relating to the claim have been incurred. Costs attributable to claims are treated as costs of contract performance as incurred. Such claims are currently in various stages of negotiation, arbitration and other legal proceedings.

Cash and Cash Equivalents — Cash and cash equivalents include highly liquid short-term investments purchased with original maturities of three months or less. One of the Partnership’s subsidiaries has entered into several bonding arrangements with various financial institutions which include covenants that may restrict the ability of the subsidiary to pay dividends to its parent company. The most restrictive of these covenants require the subsidiary to maintain at least a 30% equity ratio and to limit dividend payments so as not to exceed 75% of statutory earnings. The subsidiary has maintained compliance with the covenants. See Note 19.

Restricted Cash — At December 31, 2002, restricted cash consisted of $22,081 that was required to collateralize letters of credit and bank guarantees.

Short-term Investments — Short-term investments consist primarily of bonds of foreign governments and are classified as available for sale under Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” Realized gains and losses from sales are based on the specific identification method. For the years ended 2002, 2001 and 2000, there were no realized gains or losses and unrealized gains and losses were immaterial.

Trade Accounts Receivable —In accordance with terms of long-term contracts, certain percentages of billings are withheld by customers until completion and acceptance of the contracts. Final payments of all such amounts withheld, which might not be received within a one-year period, are indicated in Note 5. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, has been included in current assets. Trade accounts receivable are continually evaluated in accordance with corporate policy. Provisions are established on a project specific basis when there is an issue associated with the client’s ability to make payments or there are circumstances where the client is not making payment due to contractual issues. Customer payment history, trends within our various served markets and general economic trends are also evaluated when considering the necessity of a provision.

Accounts and Notes Receivable Other — Non-trade accounts and notes receivable consist primarily of receivables from affiliates of $11,806 at December 31, 2002, and $9,136 at December 31, 2001.

Land, Buildings and Equipment — Land, buildings and equipment are stated at cost. Depreciation is computed on a straight-line basis using composite estimated lives ranging from 10 to 25 years for buildings and from 3 to 20 years for equipment. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in earnings.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement was effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this new statement did not impact the Partnership.

Effective January 1, 2002, the Partnership adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). This statement addresses the accounting for long-lived assets to be disposed of by sale and resolves significant implementation issues relating to SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” The provisions of this statement are effective for financial statements issued for the fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The Partnership’s results of operations and financial position were not affected by the initial adoption of this statement.

Investments and Advances — The Partnership uses the equity method of accounting for investment ownership of between 20% and 50% in affiliates unless significant economic considerations indicate that the cost method is appropriate. The equity method is also used for investments in which ownership is greater than 50% when the Partnership does not have a controlling financial interest. Investment ownership of less than 20% in affiliates is carried at cost. Currently, all of the Partnership’s significant investments in affiliates are recorded using the equity method. Investments and advances also include certificates of deposits with maturities in excess of twelve months, totaling $5, 207 at December 31, 2002.

Income Taxes — FW Netherlands C.V. is not subject to income taxes. The taxable income or loss applicable to the operation of the Partnership is includable in the income tax return of the partners. Income tax expense in the Partnership’s statement of operations has been calculated on a separate company basis for its subsidiaries that file tax returns in their foreign jurisdictions.

Deferred income taxes are provided on a liability method whereby deferred tax assets/liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carry forwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Foreign Currency — FW Netherlands C.V.’s functional and reporting currency is the U.S. dollar. Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates and income and expenses and cash flows at monthly weighted-average rates.

Foreign currency transaction (losses)/gains, pre-tax	$(88)	$482	$(9)
Foreign currency transaction (losses)/gains, net of tax	(56)	314	(6)

The Partnership enters into foreign exchange contracts in its management of foreign currency exposures related to commercial contracts. Changes in the fair value of derivative contracts that qualify as designated cash flow hedges are deferred until the hedged forecasted transaction affects earnings. Amounts receivable (gains) or payable (losses) under foreign exchange hedges are recognized as deferred gains or losses and are included in either contracts in process or estimated costs to complete long-term contracts. The Partnership utilizes foreign exchange contracts solely for hedging purposes, whether or not they qualify for hedge accounting under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). At December 31, 2002, the Partnership did not meet the requirements for deferral under SFAS 133 and recorded in the year ended December 31, 2002 an after-tax gain on derivative instruments of approximately $3,750.

Inventories — Inventories, principally materials and supplies, are stated at the lower of cost or market, determined primarily on the average cost method.

Intangible Assets — Intangible assets consist principally of the excess of cost over the fair value of net assets acquired (goodwill), trademarks and patents. Patents and trademarks are being amortized on a straight-line basis over periods of 12 to 40 years. Prior to 2002, the Partnership periodically evaluated goodwill on a separate operating unit basis to assess recoverability, and impairments, if any, were recognized in earnings. If the event facts and circumstances indicated that the carrying amount of goodwill associated with an investment was impaired, the Partnership reduces the carrying amount to an amount representing the estimated undiscounted future cash flows before interest to be generated by the operation.

Effective January 1, 2002, the Partnership adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) which supersedes APB Opinion No. 17, “Intangible Assets.” The statement requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. The Partnership tests for impairment at the reporting unit level as defined in SFAS 142. This test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. SFAS 142 also requires that intangible assets with determinable useful lives be amortized over their respective estimated useful lives and reviewed annually for impairment in accordance with SFAS 144.

As of December 31, 2002 and 2001, the Partnership had unamortized goodwill of $47,786 and $47,182, respectively.

As of December 31, 2002 and 2001, the Partnership had unamortized identifiable intangible assets of $13,635 and $12,672, respectively. The following table details amounts relating to those assets as of December 31, 2002 and 2001.

	As of December 31, 2002		As of December 31, 2001

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Patents	$6,795	$1,496	$6,094	$1,166
Trademarks	10,778	2,442	9,666	1,922

Total	$17,573	$3,938	$15,760	$3,088

Amortization expense related to patents and trademarks for 2002 was $850. Amortization expense is expected to approximate $850 each year in the next five years.

The following table presents the current and prior years reported amounts adjusted to eliminate the effect of goodwill amortization in accordance with SFAS 142.

	2002	2001	2000

Reported net earnings/(loss)	$16,417	$(1,308)	$(2,094)
Add back: goodwill amortization	—	1,618	1,506

Adjusted net earnings/(loss)	$16,417	$310	$(588)

Stock Option Plans — Foster Wheeler Ltd. has fixed option plans which reserve shares of common stock for issuance to executives, key employees, and directors. Employees of the Partnership participate in these plans. Foster Wheeler Ltd. and the Partnership have adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) as amended by SFAS No. 148, “Accounting for Stock Based Compensation-Transition and Disclosure.” Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in 2002, 2001 and 2000 consistent with the provisions of SFAS 123, the Partnership’s net earnings would have been reduced to the pro forma amounts indicated below:

	2002	2001	2000

Net earnings (loss) — as reported	$16,417	$(1,308)	$(2,094)
Net earnings/(loss) — pro forma	$16,187	$(1,362)	$(2,119)

The assumption regarding the stock options issued in 2002, 2001, and 2000 was that 100% of such options vested in the year of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2001	2000

Dividend yield	0%	1.36%	3.18%
Expected volatility	83.60%	79.20%	59.20%
Risk free interest rate	2.90%	4.23%	6.46%
Expected life (years)	5	5	5

Under the 1995 Stock Option Plan approved by Foster Wheeler Ltd.’s shareholders in April 1995 and amended in April 1999 and May 2002, the total number of shares of common stock that may be granted is 5,300,000. This plan provides that shares granted come from Foster Wheeler Ltd.’s authorized but unissued or reacquired common stock. The price of the options granted pursuant to this plan will not be less than 100% of the fair market value of the shares on the date of grant. An option may not be exercised within one year from the date of grant and no option will be exercisable after ten years from the date granted.

Information regarding this option plan for the years 2002, 2001, and 2000 is as follows (presented in actual number of shares):

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding, beginning of year	101,750	$17.86	72,250	$22.83	61,750	$25.18
Options exercised
Options granted	319,000	$1.64	29,500	$5.69	10,500	$9.00
Options cancelled or expired	(9,750)	$28.40

Options outstanding, end of year	411,000	$5.13	101,750	$17.86	72,250	$22.83

Option price range at end of year	$1.64 - $44.06		$5.69 - $ 44.06		$9.00 - $ 44.06

Option price range for exercised shares	$5.69- $44.06
Options available for grant at end of year	445,069		430,180		1,029,180

Weighted-average fair value of optionsgranted during the year	$1.11		$2.80		$3.63
Options exercisable at end of year	92,000		72,250		61,750
Weighted-average of exercisable options at end of year	$16.74		$22.83		$25.18

The following table summarizes information about fixed-price stock options outstanding as of December 31, 2002:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number Outstanding at 12/31/02	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/02	Weighted- Average Exercise Price

$42.1875 to $ 45.6875	5,000	4 years	$44.06	5,000	$44.06
$ 36.9375 to $ 37.25	11,000	5 years	$36.94	11,000	$36.94
$ 27.50 to $ 27.625	8,500	6 years	$27.63	8,500	$27.63
$ 13.50 to $ 15.0625	29,500	7 years	$14.51	29,500	$14.51
$ 6.34375 to $ 10.00	10,500	8 years	$9.00	10,500	$9.00
$ 4.985 to $ 11.60	27,500	9 years	$5.69	27,500	$5.69
$1.46 to $ 1.87	319,000	10 years	$1.64

$1.46 to $ 45.6875	411,000		$5.13	92,000	$16.74

Pensions and Other Postretirement Benefits —The Partnership offers a government sponsored retirement program for the employees of its subsidiary in Finland.

Recent Accounting Developments — In June 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 rescinds previous statements regarding the extinguishment of debt and amends SFAS No. 13, “Accounting for Leases” to eliminate an inconsistency between the required accounting for sale/leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale/leaseback transactions. The provisions of SFAS 145 related to the extinguishment of debt are to be applied to fiscal years beginning after May 15, 2002. The provisions of SFAS 145 related to the amendment of SFAS 13 are effective for transactions occurring after May 15, 2002. The adoption of this new standard did not impact the Partnership.

In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires liabilities associated with an exit or disposal activity be recognized at fair value when the liability is incurred. This contrasts with existing accounting requirements, under which liabilities for exit or disposal activities are recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002, although early adoption is permitted. The Partnership implemented SFAS 146 in the fourth quarter of 2002. The adoption did not materially impact the Partnership.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. FIN 45 also incorporates, without change, the guidance in FIN No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” which is being superseded.

This Interpretation does not apply to certain guarantee contracts and the provisions related to recognizing a liability at inception for the fair value of the guarantor’s obligation do not apply to the following:

a.	Product warranties

b.	Guarantees that are accounted for as derivatives

c.	Guarantees that represent contingent consideration in a business combination

d.	Guarantees for which the guarantor’s obligations would be reported as an equity item (rather than a liability)

e.	An original lessee’s guarantee of lease payments when that lessee remains secondarily liable in conjunction with being relieved from being the primary obligor (that is, the principal debtor) under a lease restructuring

f.	Guarantees issued between either parents and their subsidiaries or corporations under common control

g.	A parent’s guarantee of a subsidiary’s debt to a third party, and a subsidiary’s guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent.

However, the guarantees described in (a)-(g) above are subject to the disclosure requirements.

The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Partnership in its 2002 financial statements has implemented the disclosure requirements of this interpretation.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS 148 amends SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure requirements of SFAS 123 to require prominent disclosures, in both interim and annual financial statements, about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The provisions of this standard relating to the fair value measurements do not affect the Partnership as it accounts for stock-based employee compensation under the provisions of Accounting Principles Board.

Opinion 25, “Accounting for Stock Issued to Employees” as permitted under SFAS 123. The Partnership in its 2002 financial statements has implemented the disclosure requirements of this standard.

In March 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” This interpretation requires consolidation by business enterprises of variable interest rate entities that have one or both of the following characteristics:

•	The equity investment at risk is not sufficient to permit the entity to finance its entity without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; and

•	The equity investors lack one or more of the following essential characteristics of a controlling financial interest: a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights; b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; and c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected loss.

FIN 46 applies immediately to variable interest rate entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Partnership is currently assessing the impact of the adoption of this interpretation.

5.	Research and Development

For the years 2002, 2001, and 2000, approximately $2,600, $3,100 and $2,600, respectively, were spent on Partnership-sponsored research activities. During the same periods, approximately $2,600, $5,200 and $2,200, respectively, were spent on customer-sponsored research activities.

6.	Accounts and Notes Receivable

The following tabulation shows the components of trade accounts and notes receivable:

	December 31,

	2002	2001

From long-term contracts:
Amounts billed, due within one year	$55,406	$24,521

Retention – Unbilled:
Estimated to be due in:
2002	—	11,005
2003	10,770	—

Total unbilled	10,770	11,005

Total receivables from long-term contracts	66,176	35,526
Other trade accounts and notes receivable	288

Gross Trade Accounts and Notes Receivable	66,464	35,526
Less, allowance for doubtful accounts	110	—

Net Trade Accounts and Notes Receivable	$66,354	$35,526

Provisions for non-payments of customer balances are normally addressed within the overall profit calculation of the contracts and are not specifically covered by allowances for doubtful accounts. As a result, the amount considered to be in the receivable qualifying account (allowance for doubtful accounts) does not represent the full allowances.

	2002	2001	2000

Balance at beginning of year	$—	$32	$42
Additions charged to expense	119		23
Deductions	(9)	(32)	(33)

Balance at the end of year	$110	$—	$32

7.	Contracts in Process and Inventories

The following tabulation shows the elements included in contract in process as it relates to long-term contracts:

	2002	2001

Contracts in Process
Costs plus accrued profits less earned revenues on contracts currently in process	$86,380	$197,188
Less, progress payments	51,046	132,298

Net	$35,334	$64,890

Costs of inventories are shown below:

	2002	2001

Inventories

Materials and supplies	$3,982	$3,059

8.	Land, Buildings and Equipment

Land, buildings and equipment are stated at cost and are set forth below:

	2002	2001

Land and land improvements	$1,027	$891
Buildings	34,023	17,429
Equipment	16,806	14,603
Construction in progress	141	17

	$51,997	$32,940

Depreciation expense for the years 2002, 2001, and 2000 was $3,359, $2,381, and $1,893, respectively.

9.	Notes Payable and Long-Term Debt

Notes payable and long-term debt consisted of the following:

	2002	2001

Payable to an affiliate	$41,020	$41,381
Payable to third parties	243	297

	41,263	41,678
Less: Current portion	1,088	1,449

	$40,175	$40,229

Principal payments are payable in annual installments of:
2004	$68	$68
2005	36	68
2006	40,036	40,031
2007	35	31
Balance due in installments through 2007	—	31

The notes payable to affiliates is primarily composed of two $20,000 notes. One note has an interest rate of 10%, and the other note has an interest rate of 7.5%. Both notes are due in full in December 2006.

The $243 notes payable to third parties is composed of two notes: one note payable to the State of Finland for $107 with an interest rate of 2.25% due through 2007, and a second note payable to the Ministry of Finance for $136 with an interest rate tied to WIBOR and due through 2004.

10.	Derivative Financial Instruments

The Partnership’s activities expose it to risks related to the effect of changes in the foreign-currency exchange rates. The Partnership maintains a foreign-currency risk-management strategy that uses derivative instruments to protect it from unanticipated fluctuations in cash flows that may arise from volatility in currency exchange rates. The Partnership utilizes foreign exchange contracts solely for hedging purposes, whether or not they qualify for hedge accounting under SFAS 133. At December 31, 2002, the Partnership did not meet the requirements for deferral under SFAS 133 and recorded in the year ended December 31, 2002 a $5,770 pretax net gain on derivative instruments which is recorded as a reduction in cost of operating revenues on the consolidated statement of earnings and comprehensive income. The Partnership is exposed to credit loss in the event of non-performance by the counterparties. All of these counterparties are significant financial institutions that are primarily rated A or better by Standard & Poor’s or A2 or better by Moody’s. As of December 31, 2002, approximately $68,400 was owed to the Partnership by counterparties and $68,700 was owed by the Partnership to counterparties. A $276 net of tax loss was recorded in other comprehensive income as of December 31, 2001. This amount was reclassified to earnings in 2002 as the Partnership no longer qualified for deferral under SFAS 133.

The maximum term over which the Partnership is hedging exposure to the variability of cash flows is twenty-four months.

A reconciliation of current period changes, net of applicable income taxes, in accumulated other comprehensive income relating to derivatives qualifying as cash flow hedges are as follows:

Balance as of December 31, 2001	$(276)
Reclassification to earnings	276

Balance as of December 31, 2002	$—

11.	Warranty Reserves

The Partnership provides for make good/warranty reserves on certain of its long-term contracts. Generally, these reserves are accrued over the life of the contract so that a sufficient balance is maintained to cover the exposures at the conclusion of the contract.

Balance as of December 31, 2001	$2,400
Accruals	11,200
Adjustments to provisions	300

Balance as of December 31, 2002	$13,900

12.	Income Taxes

The Partnership’s earnings/(loss) before income taxes for the years 2002, 2001 and 2000 were taxed under foreign jurisdictions.

	2002	2001	2000

Earnings/(loss) before income taxes	$24,395	$89	$(768)

The provision/(benefit) for income taxes on those earnings was as follows:

	2002	2001	2000

Current tax expense	$7,162	$2,894	$349
Deferred tax (benefit)/expense	816	(1,497)	977

Total provision for income taxes	$7,978	$1,397	$1,326

Deferred tax liabilities (assets) consist of the following:

	2002	2001	2000

Difference between book and tax depreciation	$2,594	$3,151	$3,146
Net operating loss carryforwards	(2,523)
Difference between book and tax recognition of income	950	(1,227)	168
Unrealized exchange gains/loss	1,600	—	—
Other	12	(107)	—

Net deferred tax liabilities	$2,633	$1,817	$3,314

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory rate to earnings before income taxes, as a result of the following:

	2002	2001	2000

Tax provision/(benefit) at U.S.statutory rate	35.0%	35.0%	(35.0)%
Nondeductible book expenses	0.4	1,055.1	49.6
Foreign rate differential	(8.4)	(532.6)	1.8
Nondeductible losses	3.2	841.6	103.5
Tax credits and reserves	2.7	112.4	48.4
Other	(0.2)	58.2	4.4

Earnings/(loss) before income taxes	32.7%	1,569.7%	172.7%

13.	Operating Leases

The Partnership and certain of its subsidiaries are obligated under operating lease agreements primarily for office space. Rental expense for these leases totaled $1,413 in 2002, $1,051 in 2001, and $759 in 2000. Future minimum rental commitments on non-cancelable leases are as follows:

Fiscal year:
2003	$1,760
2004	1,692
2005	1,535
2006	1,445
2007	1,382
Thereafter	1,171

$8,985

14.	Capital Leases

During 2002, the Partnership entered into a lease transaction for an office building in Finland. The transaction qualified as a capitalized lease and is summarized as follows:

2002

Buildings	$14,839
Less: accumulated amortization	41

Net assets under capital lease	$14,798

The following are the minimum lease payments to be made in each of the years indicated for the capital lease in effect as of December 31, 2002:

Fiscal year:
2003	$921
2004	921
2005	921
2006	921
2007	921
Thereafter	22,949
Less: Interest	(12,756)

Net minimum lease payments under capital leases	$14,798

Less current portion of	239

Net long term capital lease obligation	$14,559

15.	Litigation and Uncertainties

In the ordinary course of business, the Partnership and its subsidiaries enter into contracts providing for assessment of damages for nonperformance or delays in completion. Suits and claims have been or may be brought against the Partnership by customers alleging deficiencies in either equipment or plant construction and seeking resulting alleged damages. Based on its knowledge of the facts and circumstances relating to the Partnership’s liabilities, if any, and to its insurance coverage, management of the Partnership believes that the disposition of such suits will not result in material charges against assets or earnings materially in excess of amounts previously provided in the accounts.

The ultimate legal and financial liability of the Partnership in respect to all claims, lawsuits and proceedings cannot be estimated with certainty. As additional information concerning the estimates used by the Partnership becomes known, the Partnership reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change relate to legal matters as these are subject to change as events evolve and as additional information becomes available during the administration and litigation process. Increases in the number of claims filed or costs to resolve those claims will cause the Partnership to increase further the estimates of the costs associated with such claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.

16.	Financial Instruments and Risk Management

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate values:

Cash and Short-term Investments — All investments are considered available for sale and the carrying amount approximates fair value because of the short-term maturity of these instruments.

Long-term Debt — The fair value of the Partnership’s third-party long-term debt (including current installments) is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Partnership for debt of the same remaining maturities. It is not practicable to estimate the fair value of the Partnership’s intercompany debt as there is no market for this type of debt instrument.

Foreign Currency Contracts — The fair values of these financial instruments (used for hedging purposes) are estimated by obtaining quotes from brokers. The Partnership is exposed to market risks from fluctuations in foreign exchange rates. Financial instruments are utilized by the Partnership to reduce this risk. The Partnership does not hold or issue financial instruments for trading purposes. The Partnership is exposed to credit loss in the event of nonperformance by the counterparties. All of these financial instruments are with significant financial institutions that are primarily rated A or better by Standard & Poor’s or A2 or better by Moody’s (see Notes 2 and 9).

Carrying Amounts and Fair Values — The estimated fair values of the Partnership’s financial instruments are as follows:

	2002		2001

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Nonderivatives:
Cash and short-term investments	$81,436	$81,436	$24,984	$24,984
Restricted Cash	22,081	22,081	—	—
Third-party long-term debt	243	243	297	297
Intercompany long-term debt	40,000	—	40,000	—
Capital lease obligation	14,798	14,798	—	—
Derivatives:
Foreign currency contracts	5,770	5,770	(425)	(425)

In the ordinary course of business, the Partnership is contingently liable for performance under letters of credit and bank guarantees totaling $204,898 and $131,408 as of December 31, 2002 and December 31, 2001, respectively. In the Partnership’s past experience, no material claims have been made against these financial instruments. Management of the Partnership does not expect any material losses to result from these off-balance-sheet instruments and, therefore, is of the opinion that the fair value of these instruments is zero.

As of December 31, 2002, the Partnership had $137,069 of foreign currency contracts outstanding. These foreign currency contracts mature between 2003 and 2004. The contracts have been established by various international subsidiaries to sell a variety of currencies and either receive their respective functional currencies or other currencies for which they have payment obligations to third parties.

Financial instruments, which potentially subject the Partnership to concentrations of credit risk, consist principally of cash equivalents and trade receivables. The Partnership places its cash equivalents with financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Partnership’s customer base and their dispersion across different business and geographic areas, except as indicated in Note 17. As of December 31, 2002 and 2001, the Partnership had no significant concentrations of credit risk.

17.	Concentrations

For the year ended December 31, 2002, nearly 14% of the Partnership’s total revenue was from one third-party customer, and approximately 11.5% of the total revenue was from one affiliated company.

18.	Related Party Transactions

The Partnership enters into long-term contracts as a subcontractor for and subcontracts work to certain Foster Wheeler affiliates.

Included in the statement of earnings to such contracts were as follows:

	2002	2001	2000

Operating revenues	$68,027	$58,447	$40,065
Cost of operating revenues	2,377	1,200	2,196
Interest Income	189	70	65
Cost and expenses:
Royalty and management fees	8,245	4,649	2,334
Interest Expense	3,500	3,500	3,500

Included in the balance sheet relating to Foster Wheeler affiliates long-term contract activity were as follows:

	December 31

	2002	2001

Accounts and notes receivable	$11,806	$9,136
Intercompany notes receivable	1,165	934
Accounts payable	7,476	7,431
Intercompany notes payable	41,020	41,381

Also reflected in the balance sheet, due to the uncertainty of collection based on the going concern issues addressed in Note 2, the Partnership reduced intercompany notes receivable and charged shareholders’ deficit for its notes receivable from U.S. affiliates. The year-over-year change is reflected in the Consolidated Statement of Changes in Partners’ Capital and the Consolidated Statement of Cash Flows. The impact on Partners’ Capital was a reduction of $21,625 and $14,425 at December 31, 2002 and 2001, respectively.

Costs incurred by Foster Wheeler Ltd. and certain of its affiliates on behalf of the Partnership are charged to the Partnership through a management fee. These fees represent management’s estimation of a reasonable allocation of the Partnership’s share of such costs.

All of the related party transactions discussed above are eliminated in the Foster Wheeler Ltd. and Subsidiaries Consolidated Financial Statements for the years ended December 27, 2002, December 28, 2001, and December 29, 2000.

19.	Condensed Financial Information of Parent

Condensed financial information of the parent only is required (per SEC regulation S-X Rule 4-08(e)(3)) when “restricted net assets” of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recent fiscal year. One of the Partnership’s subsidiaries has entered into a bonding arrangement with a bank, which contains covenants limiting its ability to make distributions to the Partnership. The covenants include a restriction on the distribution of dividends to 75% of statutory earnings and the requirement to maintain an equity ratio (calculated as equity divided by the sum of equity and total liabilities) of at least 30%. In addition, the subsidiary is not permitted to make intercompany loans to the Partnership. As a result, the net assets of the subsidiary can only be distributed annually through dividends, after the subsidiary’s statutory financial statements have been issued. As of December 31, 2002 and 2001, $30,633 and $11,961 respectively, of the subsidiary’s retained earnings are considered restricted.

FW NETHERLANDS C.V.
CONDENSED STATEMENT OF EARNINGS
(in thousands of dollars)

	For the Years Ended December 31,

	2002	2001	2000

Revenues:
Equity in earnings of subsidiaries	$18,856	$1,249	$166
Interest income – Intercompany	1,276	1,211	1,248

Total	20,132	2,460	1,414

Costs and Expenes:
Other deductions	19	134	8
Interest expense – Intercompany	3,696	3,634	3,500

Total Costs and Expenses	3,715	3,768	3,508

Earnings/(loss) before income taxes	16,417	(1,308)	(2,094)

Provision for income taxes
Net earnings/(loss)	16,417	(1,308)	(2,094)

19.	Condensed Financial Information of Parent – (Continued)

FW NETHERLANDS C.V.
CONDENSED BALANCE SHEET
(in thousands of dollars)

ASSETS	December 31, 2002	December 31, 2001

Current Assets:
Cash and cash equivalents	$26	$26
Accounts and notes receivable:
Intercompany notes receivable	1,276	899

Total current assets	1,302	925

Intercompany notes receivable – long-term	27,000	27,000
Investment and advances	78,339	62,245

TOTAL ASSETS	$106,641	$90,170

LIABILITIES AND PARTNERS’ CAPITAL
Current Liabilities:
Accounts payable	4,865	4,605
Intercompany notes payable	3,791	3,791

Total current liabilities	8,656	8,396

Intercompany notes payable – long-term	40,000	40,000

TOTAL LIABILITIES	48,656	48,396

Partners’ Capital:
TOTAL PARTNERS’ CAPITAL	57,985	41,774

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$106,641	$90,170

19.	Condensed Financial Information of Parent – (Continued)

FW NETHERLANDS C.V.
CONDENSED STATEMENT OF CASH FLOWS
(in thousands of dollars)

	For the Years Ended December 31,

CASH FLOWS FROM OPERATING ACTIVITIES	2002	2001	2000

Net earnings/(loss)	$16,417	$(1,308)	$(2,094)
Non-cash items	(18,856)	(1,251)	(367)
Changes in assets and liabilities:
Receivables	(377)	(899)
Accounts payable and accrued expenses	260	1,933	365

Net cash (used) by operating activities	(2,556)	(1,525)	(2,096)

CASH FLOWS FROM INVESTING ACTIVITIES
(Decrease)/increase in investments and advances	—	(93)	201

Net cash provided/(used) by investing activities	—	(93)	201

CASH FLOWS FROM FINANCING ACTIVITIES
Return of Equity to Parent	2,956	(293)	8
(Increase)/decrease in loan from affiliate	(400)	1,911	1,880

Net cash provided by financing activities	2,556	1,618	1,888

(DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	(7)
Cash and cash equivalents at beginning of year	26	26	33

CASH AND CASH EQUIVALENTS AT END OF YEAR	$26	$26	$26

19.	Condensed Financial Information of Parent – (Continued)

Notes Payable and Long-Term Debt

The intercompany notes payable is a revolving credit note payable on demand. The maximum amount of the line is 5,000 Euros bearing interest at 5.17% per year.

The $40,000 long-term notes payable to an affiliate is composed of two $20,000 notes. One note has an interest rate of 10%, and the other note has an interest rate of 7.5%. Both notes are due in full in December 2006.

Related Party Transactions

The Parent enters into debt arrangements with Foster Wheeler affiliates.

Included in the condensed statement of earnings for these arrangements are:

	Years ending December 31

	2002	2001	2000

Equity in earnings of Subsidiaries	$18,856	$1,249	$166
Interest Income	1,276	1,211	1,248

Interest Expense	196	134
Interest Expense – Long Term Note	3,500	3,500	3,500

Included in the condensed balance sheet for these arrangements are:

	December 31

	2002	2001

Accounts Payable (interest costs)	$4,782	$4,602
Intercompany notes payable	3,791	3,791
Intercompany notes payable – Long Term	40,000	40,000

Additionally a subsidiary paid the Parent cash dividends of $1,800 and $1,900 in the years ended December 31, 2001 and 2000, respectively.

All of the related party transactions discussed above are eliminated in the Partnerships’ consolidated financial statements with the exception of the Intercompany notes payable – Long Term and their related interest expense ($3,500) and interest payable ($4,586 and $4,355 at December 31, 2002 and 2001 respectively).

All of the related party transactions discussed above are eliminated in the Foster Wheeler Ltd. and Subsidiaries Consolidated Financial Statements for the years ended December 27, 2002, December 28, 2001, and December 29, 2000.

20.	Security Pledged as Collateral

Foster Wheeler LLC has issued $200,000 Notes in the public market, which bear interest at a fixed rate of 6.75% (the “6.75% Notes”). Holders of the 6.75% Notes due November 15, 2005 have a security interest in the stock and debt of Foster Wheeler LLC’s subsidiaries and on facilities owned by Foster Wheeler LLC or its subsidiaries that exceed 1% of consolidated net tangible assets, in each case to the extent such stock, debt and facilities secure obligations under the Senior Credit Facility. This security interest includes the partnership interests of the Partnership. The Term Loan and the obligations under the letter of credit facility (collectively approximately $184,700 at December 27, 2002) have priority to the 6.75% Notes in these assets while security interest of 6.75% Notes ranks equally and ratably with $69,000 of revolving credit borrowings under the Senior Credit Facility.